UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2025

LESLIE’S, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39667	20-8397425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2005 East Indian School Road
Phoenix, Arizona		85016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (602) 366-3999

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	LESL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Merchandising and Supply Chain Officer

On July 15, 2025, Leslie’s, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Amy College, age 50, as the Company’s Chief Merchandising and Supply Chain Officer, effective July 20, 2025 (the “Effective Date”). In addition to merchandising, inventory, supply chain, logistics and manufacturing, Ms. College will be responsible for the Company’s digital marketplace business.

Ms. College has more than 25 years of retail operations leadership experience including in merchandising, supply chain and store operations. Most recently, Ms. College spent nearly five years at Petco Health and Wellness Company, Inc. (NASDAQ: WOOF), a pet care company, where she most recently served as Chief Merchandising and Supply Chain Officer, where she was responsible for category merchandising, enterprise demand planning, visual merchandising, owned brand product development and sourcing, as well as distribution operations. Previously, Ms. College served as Senior Vice President, Operations, Strategy and Territory General Manager for Petco Stores. Prior to joining Petco, Ms. College spent more than 20 years at Best Buy Co., Inc. (NYSE: BBY), a consumer electronics retailer. During her tenure, Ms. College served in merchandising and category management leadership roles, including Chief Category Officer for the company’s home theater, smart home, digital imaging and appliances. Ms. College holds a bachelor’s degree in business from the University of Minnesota’s Carlson School of Management.

In connection with her appointment, Ms. College will receive a base salary of $525,000 and a target bonus of 65% of her salary, in each case, starting on the Effective Date. She will also be eligible to receive, subject to future approval by the Compensation Committee of the Board, an initial equity grant consisting of a total of 305,685 restricted stock units, subject to the terms and conditions set forth in the award agreement evidencing the award and approved by the Compensation Committee. Ms. College will receive a one-time sign-on bonus in the amount of $150,000, which will be paid to her on the first regular payroll processing date after 30 days of employment. The foregoing description of Ms. College’s compensation does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter between Ms. College and the Company, effective as of July 20, 2025, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Ms. College will participate in the Company’s Executive Severance Pay Plan (the “Executive Severance Pay Plan”) consistent with other executives. The Executive Severance Pay Plan provides for payment of severance benefits to certain senior executives upon involuntary termination in specified circumstances. Ms. College will also receive other benefits generally available to the Company’s salaried employees.

Ms. College and her immediate family members are not party to any related party transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K. There is no family relationship between Ms. College and any of the Company’s directors or executive officers and there are no arrangements or understandings with other persons pursuant to which Ms. College was selected as an officer.

Departure of Chief Merchandising and Supply Chain Officer

On July 15, 2025, the Company announced that Moyo LaBode, Chief Merchandising and Supply Chain Officer of the Company, ceased to be employed by the Company, effective July 15, 2025. Mr. LaBode’s departure was not due to any disagreement with the Company on any matter relating to the Company’s operations, financial statements or accounting.

In connection with his departure, Mr. LaBode will become entitled to the payments and benefits applicable under the Executive Severance Pay Plan, dated as of April 11, 2022, between Mr. LaBode and the Company (the “Severance Agreement”), upon a termination of employment by the Company without cause, in accordance with and subject to the terms thereof, including the Company's receipt of an effective release of claims against the Company from Mr. LaBode. The Severance Agreement is filed as Exhibit 10.25 to the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the Securities and Exchange Commission on November 27, 2024.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated as of July 10, 2025, by and between Leslie's Poolmart, Inc. and Amy College
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LESLIE'S, INC.

Date:	July 15, 2025	By:	/s/ Benjamin Lindquist
		Name: Title:	Benjamin Lindquist Senior Vice President, General Counsel & Corporate Secretary